Exhibit 99.1
Tilly's, Inc. Announces Third Quarter Operating Results,
Net Loss Beats Prior Outlook

Irvine, CA – November 30, 2023 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the third quarter of fiscal 2023 ended October 28, 2023.
"Our third quarter results represent a sequential improvement over the first and second quarters of the fiscal year. We continue to work towards protecting product margins, managing inventories and controlling operating expenses amid a continuing difficult economic environment, particularly for our young customer demographic," commented Ed Thomas, President and Chief Executive Officer. "Although more promotionally driven than in years past, we were pleased to produce comparable net sales growth compared to last year over Black Friday weekend."
Operating Results Overview
Fiscal 2023 Third Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the third quarter of fiscal 2023 ended October 28, 2023 versus the third quarter of fiscal 2022 ended October 29, 2022.
•Total net sales were $166.5 million, a decrease of $11.4 million or 6.4%, compared to $177.8 million last year. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 9.0%.
◦Net sales from physical stores were $132.4 million, a decrease of $9.1 million or 6.4%, compared to $141.5 million last year, with a comparable store net sales decrease of 9.1%. Net sales from physical stores represented 79.6% of total net sales both this year and last year. The Company ended the third quarter with 249 total stores compared to 247 total stores at the end of the third quarter last year.
◦Net sales from e-com were $34.0 million, a decrease of $2.3 million or 6.2%, compared to $36.3 million last year. E-com net sales represented 20.4% of total net sales both this year and last year.
•Gross profit, including buying, distribution, and occupancy costs, was $48.7 million, or 29.3% of net sales, compared to $54.6 million, or 30.7% of net sales, last year. Buying, distribution, and occupancy costs deleveraged by 90 basis points, despite being $1.0 million lower than last year primarily due to a decrease in distribution costs resulting from reduced freight costs, partially offset by higher occupancy costs as a result of two net additional stores compared to last year. Product margins declined by 50 basis points primarily due to increased markdowns and estimated inventory valuation reserves.
•Selling, general and administrative ("SG&A") expenses were $51.2 million, or 30.8% of net sales, compared to $48.3 million, or 27.1% of net sales, last year. Primary SG&A increases were attributable to non-cash store impairment charges of $1.7 million, marketing expenses of $0.7 million, and combined store and corporate payroll and related benefits expenses of $0.7 million.
•Operating loss was $(2.5) million, or (1.5)% of net sales, compared to operating income of $6.3 million, or 3.6% of net sales, last year, due to the combined impact of the factors noted above.
•Other income was $1.3 million compared to $0.7 million last year, primarily attributable to earning significantly higher rates of return on our marketable securities compared to last year.
•Income tax benefit was $(0.3) million, or 28.0% of pre-tax loss, compared to income tax expense of $1.8 million, or 26.3% of pre-tax income, last year. The increase in the effective income tax rate was primarily attributable to decrease in pre-tax income and discrete income tax items associated with stock-based compensation.

•Net loss was $(0.8) million, or $(0.03) per share, compared to net income of $5.1 million, or $0.17 per diluted share, last year. Weighted average shares were 29.9 million this year compared to 30.0 million diluted shares last year.
Fiscal 2023 Year-to-Date Third Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the first thirty-nine weeks of fiscal 2023 ended October 28, 2023 versus the first thirty-nine weeks of fiscal 2022 ended October 29, 2022.
•Total net sales were $450.1 million, a decrease of $41.9 million or 8.5%, compared to $491.9 million last year. Total comparable net sales, including both physical stores and e-com, decreased by 11.3%.
◦Net sales from physical stores were $360.0 million, a decrease of $36.1 million or 9.1%, compared to $396.1 million last year, with a comparable store net sales decrease of 12.3%. Net sales from physical stores represented 80.0% of total net sales compared to 80.5% of total net sales last year.
◦Net sales from e-com were $90.0 million, a decrease of $5.8 million or 6.1%, compared to $95.8 million last year. E-com net sales represented 20.0% of total net sales compared to 19.5% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $119.0 million, or 26.4% of net sales, compared to $150.4 million, or 30.6% of net sales, last year. Buying, distribution, and occupancy costs deleveraged by 260 basis points and increased by $2.3 million collectively, predominantly due to occupancy costs, as a result of operating two net additional stores and carrying these costs against a lower level of net sales this year, partially offset by a decrease in distribution costs resulting from reduced freight costs. Product margins declined by 150 basis points primarily due to increased markdowns and estimated inventory valuation reserves.
•SG&A expenses were $141.4 million, or 31.4% of net sales, compared to $137.8 million, or 28.0% of net sales, last year. Primary SG&A increases were attributable to non-cash store impairment charges of $2.6 million and corporate payroll and related benefits expenses of $1.4 million, primarily due to the impact of wage increases associated with employee retention. These increases were partially offset by smaller reductions in store supplies and store payroll.
•Operating loss was $(22.5) million, or (5.0)% of net sales, compared to operating income of $12.6 million, or 2.6% of net sales, last year, due to the combined impact of the factors noted above.
•Other income was $3.6 million compared to $0.9 million last year, primarily due to earning significantly higher rates of return on our marketable securities compared to last year.
•Income tax benefit was $(4.9) million, or 26.0% of pre-tax loss, compared to income tax expense of $3.7 million, or 27.2% of pre-tax income, last year. The decrease in the effective income tax rate was primarily attributable to a decrease in pre-tax income and discrete income tax items associated with stock-based compensation.
•Net loss was $(13.9) million, or $(0.47) per share, compared to net income of $9.8 million, or $0.32 per diluted share, last year. Weighted average shares were 29.8 million this year compared to 30.4 million diluted shares last year.
Balance Sheet and Liquidity
As of October 28, 2023, the Company had $93.9 million of cash and marketable securities and no debt outstanding compared to $105.8 million and no debt outstanding at the end of the third quarter last year. The Company ended the third quarter with inventories at cost up 0.8% per square foot while unit inventories were down 3.2% per square foot compared to last year.
Total year-to-date capital expenditures at the end of the third quarter were $10.5 million this year compared to $11.9 million last year. The Company currently expects its total capital expenditures for fiscal 2023 will be approximately $13 million, inclusive of 7 total new stores and upgrades to certain distribution and information technology systems.

Fiscal 2023 Fourth Quarter Outlook
This year's fourth quarter includes an additional week, making it a 14-week quarter compared to 13 weeks last year. Total comparable net sales through November 28, 2023, decreased by (6.5)% with a comparable net sales decrease in physical stores of (13.6)% and an increase in e-commerce comparable net sales of 11.0%. Based on current quarter-to-date comparable net sales results and current and historical trends, the Company currently estimates that its fiscal 2023 fourth quarter net sales will be in the range of approximately $172 million to $178 million, translating to an estimated comparable net sales decrease in the range of approximately (6)% to (9)% compared to last year. The Company currently estimates its SG&A expenses for the fourth quarter of fiscal 2023 to be approximately $55 million to $56 million, pre-tax loss to be in the range of approximately $(5.0) million to $(8.0) million, and estimated income tax rate to be approximately 26%. The Company currently expects its loss per share for the fourth quarter of fiscal 2023 to be in the range of $(0.12) to $(0.20) based on estimated weighted average shares of approximately 29.9 million. The Company currently expects to have 248 stores open at the end of the fiscal year, a net decrease of one store from the end of last fiscal year.
Fiscal 2024 New Store and Capital Expenditure Plans
The Company currently expects its total capital expenditures for fiscal 2024 not to exceed $15 million, primarily for the construction of 4 new stores and continued upgrades to certain distribution and information technology systems.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, November 30, 2023, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until December 7, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10183514.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 252 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the impacts of inflation and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	October 28, 2023	January 28, 2023	October 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$44,425	$73,526	$75,786
Marketable securities	49,523	39,753	29,985
Receivables	7,118	9,240	11,352
Merchandise inventories	82,753	62,117	81,589
Prepaid expenses and other current assets	11,816	17,762	16,036
Total current assets	195,635	202,398	214,748
Operating lease assets	216,205	212,845	222,664
Property and equipment, net	49,220	50,635	51,279
Deferred tax assets	13,229	8,497	10,261
Other assets	1,685	1,377	1,488
TOTAL ASSETS	$475,974	$475,752	$500,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,025	$15,956	$30,225
Accrued expenses	14,688	15,889	17,239
Deferred revenue	13,520	16,103	13,859
Accrued compensation and benefits	10,590	8,183	9,756
Current portion of operating lease liabilities	50,063	48,864	50,047
Current portion of operating lease liabilities, related party	3,048	2,839	2,771
Other liabilities	330	470	806
Total current liabilities	119,264	108,304	124,703
Long-term liabilities:
Noncurrent portion of operating lease liabilities	171,388	167,913	176,621
Noncurrent portion of operating lease liabilities, related party	20,081	22,388	23,129
Other liabilities	391	349	455
Total long-term liabilities	191,860	190,650	200,205
Total liabilities	311,124	298,954	324,908
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	171,754	170,033	168,749
(Accumulated deficit) retained earnings	(7,410)	6,530	6,634
Accumulated other comprehensive income	476	205	119
Total stockholders’ equity	164,850	176,798	175,532
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$475,974	$475,752	$500,440

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net sales	$166,475	$177,847	$450,063	$491,930

Cost of goods sold (includes buying, distribution, and occupancy costs)	116,825	122,346	328,297	338,870
Rent expense, related party	931	918	2,793	2,680
Total cost of goods sold (includes buying, distribution, and occupancy costs)	117,756	123,264	331,090	341,550
Gross profit	48,719	54,583	118,973	150,380

Selling, general and administrative expenses	51,101	48,134	141,035	137,405
Rent expense, related party	134	134	400	400
Total selling, general and administrative expenses	51,235	48,268	141,435	137,805

Operating (loss) income	(2,516)	6,315	(22,462)	12,575
Other income, net	1,341	675	3,625	862
(Loss) income before income taxes	(1,175)	6,990	(18,837)	13,437
Income tax (benefit) expense	(328)	1,841	(4,897)	3,656
Net (loss) income	$(847)	$5,149	$(13,940)	$9,781
Basic (loss) earnings per share of Class A and Class B common stock	$(0.03)	$0.17	$(0.47)	$0.32
Diluted (loss) earnings per share of Class A and Class B common stock	$(0.03)	$0.17	$(0.47)	$0.32
Weighted average basic shares outstanding	29,872	29,894	29,834	30,226
Weighted average diluted shares outstanding	29,872	30,050	29,834	30,428

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022
Cash flows from operating activities
Net (loss) income	$(13,940)	$9,781
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	9,547	10,515
Stock-based compensation expense	1,684	1,764
Impairment of assets	2,631	14
Loss on disposal of assets	2	64
(Gain) interest on maturities of marketable securities	(1,156)	(230)
Deferred income taxes	(4,732)	1,167
Changes in operating assets and liabilities:
Receivables	4,196	(705)
Merchandise inventories	(20,636)	(15,944)
Prepaid expenses and other assets	5,980	557
Accounts payable	11,033	2,068
Accrued expenses	106	(4,253)
Accrued compensation and benefits	2,407	(7,300)
Operating lease liabilities	(4,545)	(4,637)
Deferred revenue	(2,583)	(3,237)
Other liabilities	(452)	(706)
Net cash used in operating activities	(10,458)	(11,082)

Cash flows from investing activities
Purchases of marketable securities	(88,146)	(49,779)
Purchases of property and equipment	(10,543)	(11,897)
Proceeds from maturities of marketable securities	80,000	117,189
Proceeds from sale of property and equipment	9	—
Net cash (used in) provided by investing activities	(18,680)	55,513

Cash flows from financing activities
Proceeds from exercise of stock options	210	56
Taxes paid on short-swing profits disgorgement payment	(173)	—
Share repurchases related to share repurchase program	—	(10,902)
Net cash provided by (used in) financing activities	37	(10,846)

Change in cash and cash equivalents	(29,101)	33,585
Cash and cash equivalents, beginning of period	73,526	42,201
Cash and cash equivalents, end of period	$44,425	$75,786

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2022 Q1	241	—	—	241	1,764
2022 Q2	241	2	1	242	1,767
2022 Q3	242	5	—	247	1,800
2022 Q4	247	4	2	249	1,818
2023 Q1	249	1	2	248	1,809
2023 Q2	248	—	2	246	1,792
2023 Q3	246	3	—	249	1,810

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com